Exhibit 10.1

Lease Agreement

This Agreement is entered into by and between the landlord and the tenant (details of both parties are listed in Schedule 1) on May 1, 2023. The landlord and the tenant respectively lease out and lease into the property listed in Schedule I for the lease term and rent detailed in Schedule I, and agree to abide by and perform the following terms:

1.	During the effective period of the lease term, the tenant shall pay the specified rent to the landlord on or before the 15th day of each month. If the tenant fails to pay the rent for the month within – days from the date when the rent should be paid, the landlord has the right to take appropriate action to recover the rent owed from the tenant and all costs and expenses arising therefrom.
2.	Without the prior written consent of the landlord, the tenant shall not make any changes or alterations to the property, but the landlord shall not unreasonably withhold such consent.
3.	The tenant shall not assign, transfer or sublet the property or any part thereof. The leasehold interest will be owned by the tenant personally.
4.	The tenant shall comply with all the statutory ordinances or rules of the government relating to the use and occupation of the property, and shall comply with the deed of mutual covenant of the building and the Crown lease of land belonging to the lot of the property.
5.	The tenant only uses the property as a private residence and as a single residence for the tenant, his/her immediate family members and any other person approved by the landlord.
6.	The tenant shall not use or permit the property or any part thereof for any illegal or immoral purpose.
7.	The tenant shall pay all water, gas, electricity, telephone and other similar miscellaneous charges related to the property during the lease term.
8.	The landlord shall pay the property tax, rates, government rent and management fees related to the property during the lease term, and shall keep and maintain the main structural parts of the property (such as sewers, pipes and electric wires) during the lease term. However, the landlord shall have the responsibility to properly repair the damage within a reasonable period after receiving the written request from the tenant.
9.	The tenant shall keep and maintain the interior of the premises during the lease term, keep it in good condition (except for damage caused by normal wear and tear or inherent defects), repair or replace any furniture damaged due to the tenant’s fault, omission or negligence at his own expense, and shall return the property to the landlord in the same state of repair at the expiration or termination of the lease.
10.	If the tenant needs to replace any furniture, the substitute must be of the same brand and model or of the same grade as the substituted furniture, unless the landlord and the tenant agree otherwise.
11.	The tenant shall pay a deposit of HK$0.00 to the landlord to ensure that the tenant complies with and performs the terms of this Agreement.
12.	If the tenant does not violate any of the terms of this Agreement during the lease term, the landlord shall return the deposit to the tenant without interest within - days after recovering the property or all the tenant’s arrears (whichever is later). However, if the tenant defaults on rent or other payments for more than - days, or if the tenant violates any of the terms of this Agreement, the landlord can legally take back the property, and this lease will be terminated immediately. The landlord may deduct the loss suffered by the landlord due to the tenant’s default from the deposit.

13.	The landlord shall not interfere with the tenant’s use and occupation of the property during the lease term if the tenant pays the rent and is responsible for the expenses on time and does not violate any terms of this Agreement.
14.	The tenant shall permit the landlord and all persons authorized by the landlord to enter the property at any reasonable time to inspect the condition of the property or carry out any maintenance works that the landlord is responsible for under this Agreement, provided that the landlord shall give reasonable written notice to the tenant in advance.
15.	If the property is subject to a valid mortgage or charge, the landlord must first obtain the consent of the mortgagee or chargor before this Agreement is concluded. If the landlord fails to obtain such consent, which causes the mortgagee or chargor to take action to recover the possession of the property, the tenant has the right to choose to terminate this Agreement by issuing a notice, and the landlord shall return the deposit to the tenant within - days after the termination of this Agreement, without interest, and shall also be responsible for all legal liabilities, claims, damages and expenses (including relocation costs).
16.	Both the landlord and the tenant shall bear half of the stamp duty payable in respect of this Agreement and its corresponding agreements.
17.	The landlord and the tenant agree to abide by the additional terms (if any) in Schedule II.
18.	This Agreement supersedes all prior negotiations, representations, understandings and agreements between the parties. This Agreement constitutes the entire agreement between the parties in respect of the lease of the property.

The landlord has charged the tenant a deposit of HK$0.00	The tenant has received a total of 1 key for the property from the landlord
The landlord acknowledges, accepts and is bound by all the terms of this Agreement: Signature: [seal:] HARVEST TRUTH (HONG KONG) LIMITED	The tenant acknowledges, accepts and is bound by all the terms of this Agreement: Signature: [seal:] MS (HK) Engineering Limited
[signature]	[signature]
Hong Kong Identity Card No./Business Registration No.: 66051453-000-04-22-4	Hong Kong Identity Card No./Business Registration No.: 60474815-000-10-21-8

Schedule 1

Property address: 8/F, CHEONG TAI INDUSTRIAL BLDG., NO.16 TAI YAU STREET, SAN PO KONG, KLN

Lease term: From May 1, 2023 to April 30, 2024 (both dates inclusive)

Rent: HK$23,000.00 per month

Deposit: HK$0.00

Name of landlord: HARVEST TRUTH (HK) LTD.

Contact number: 3689 0635

Tenant name: MS (HK) ENGINEERING LIMITED

Contact number: 2370 3788